Exhibit 99.1

Alan J. Lane, Chief Executive Officer 909.888.2265	CORPORATE INVESTOR RELATIONS Becky Pendleton Reid 206.762.0993 www.stockvalues.com

NEWS RELEASE

BUSINESS BANCORP REPORTS 30% INCREASE IN SECOND QUARTER 2003 PROFITS

San Rafael, CA and San Bernardino, CA—BUSINESS WIRE—July 24, 2003—Business Bancorp (NasdaqNM:BZBC), the parent of Business Bank of California, today reported profits increased 30%, fueled by solid demand for commercial banking services and ongoing attention to operating efficiencies.  Second quarter net income increased 30% to $1.7 million, or $0.38 per diluted share, compared to $1.3 million, or $0.30 per diluted share, in the second quarter 2002.  Year-to-date net income grew 29% to $3.2 million, or $0.74 per diluted share, from $2.5 million, or $0.58 per share in the first six months of 2002.  Per share results have been adjusted to reflect the 5% stock dividend paid June 28, 2003.

“Our second quarter financial results clearly demonstrate the benefits gained from the year-long integration process we completed last year, and we are beginning to see those anticipated synergies from the merger completed at the end of 2001,” said Alan J. Lane, Chief Executive Officer.  Asset quality, return on equity and return on assets all improved from the second quarter of last year, and earnings per share growth again comfortably exceeded our target of 15% to 19% in 2003.  We also posted growth of 6% for deposits, with a 14% increase in non-interest bearing deposits and a 6% increase in low-cost savings, money market and NOW accounts.  Loans were relatively flat, with commercial real estate loans growing 19%, offsetting declines in other loan categories.

Financial Target Scorecard

	2Q03 Results		2003 Target	2002 Results
EPS Growth	27%		15% to 19%	22%
Return on Equity	11.22%		11.5% or better	10.64%
Return on Assets	1.03%		1.05% or better	0.93%
Nonperforming Assets/Assets	0.28%		0.50% or better	0.32%
Net Charge-Offs /Loans	2	bp	15 bp	3	bp
Deposit Growth (period end)	6.1%		7% to 10%	2%
Loan Growth (period end)	-0.7%		8%	-3%

“We are continuing to improve and expand our franchise as opportunities arise.  Last October we opened the Ontario branch, and in the first half of the year we’ve added a number of business development officers and business relationship managers,” said Charles O. Hall, President and Chief Operating Officer.  “While by no means robust, commercial lending demand has stabilized and shows hints of improvement.”

Operating Results

Revenues (net interest income before provision plus non-interest income) increased 3% to $9.0 million compared to $8.7 million in the second quarter a year ago.  Net interest income  before provision for loan losses was down 3% to $7.4 million.  Other income in 2Q03 increased 53% to $1.6 million, with fee income growing 19% to $935,000, reflecting the growth of business services.  “Service fees from deposit accounts increased 19%, adding $148,000 as new product introductions are being well-received by our customers and as fee offsets decline from lower interest rates,” noted Hall.  Gains on sales of loans, real estate and investments totaled $338,000 in the quarter compared to $48,000 in the second quarter a year ago.

For the first six months of 2003, revenues increased 2% to $17.5 million from $17.2 million in the first six months of 2002.  Year-to-date, net interest income declined 2% to $14.7 million from $15.0 million in the first half of 2002.  Other income increased 33% to

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Business Bancorp 2Q03 Profits Up 30%

July 24, 2003

$2.8 million in the first half of 2003 from $2.2 million in the first half of 2002.  Service fees increased 16%, generating $249,000 in incremental revenue in the first half.  Gains from sale of loans, real estate and investments added $463,000 to first half revenues, compared to $48,000 in the year ago period.

“With more than 80% of our deposits in low-interest or non-interest bearing accounts, and with approximately 60% of our loans that adjust with the market, declining interest rates are taking a toll on margin,” said Patrick E. Phelan, CFO.  “In a flat or declining interest rate environment, we anticipate continued pressure on our net interest margin.”  Second quarter net interest margin was 5.21% compared to 5.32% in the first quarter of 2003 and 5.56% in the second quarter a year ago.  Net interest margin in the first half was 5.26% compared to 5.47% in the like period a year ago.

“Operating expenses dropped 4% to $6.2 million in 2Q03 from $6.5 million in 2Q02, which included $285,000 in costs from the merger process.  Year-to-date, operating expenses declined 6% to $12.1 million from $12.8 million in the first half of 2002.  “Higher expenses from the new Ontario office and increases in business development staff offset some of the expense reductions achieved last year.  As we lease out the building in which the Ontario branch is located, we anticipate occupancy expenses will fall next quarter and operating income will improve, as well,” said Phelan.  The bank’s efficiency ratio improved to 69.2% in 2Q03 from 74.4% in 2Q02 and was 69.3% year-to-date compared to 74.9% in the first half of 2002.

Balance Sheet Highlights (at June 30, 2003 compared to June 30, 2002)

Business Bancorp’s assets were up 6% to $664 million from $627 million a year ago.  Gross loans were down 1% to $395 million as growth in commercial real estate loans was offset by a reduction in other loan categories.  Commercial real estate, which accounted for 68% of the total loan portfolio, grew 19%.  Real estate construction loans totaled $66 million, off 14% from record levels last year and now account for 17% of the portfolio

Asset quality is  strong, with non-performing assets totaling $1.8 million, or 0.28% of total assets, compared to $2.7 million, or 0.43% of assets a year ago.  “Although Southern California’s economy has recovered much faster than Northern California, we are seeing excellent performance in both geographic areas of our portfolio.  About 90% of our loan portfolio is secured by real estate, which provides solid security and a strong motivation for borrowers to meet their obligations,” commented Hall.  The allowance for loan losses improved to 1.4% of total loans compared to 1.2% a year ago.

Deposits increased 6% to $553 million, with non-interest bearing deposits growing 14% and accounting for 35% of total deposits.  Time certificates, both conventional and jumbo, dropped 7% to $95 million from $102 million a year ago.  “We are continuing to focus on attracting business transaction accounts and believe the combination of a complete and convenient suite of business banking products and excellent customer service are helping us gain market share,” Lane said.

Shareholders’ equity grew 9% to $60 million, or $14.85 per share.  Tangible book value increased 18% to $9.45 per share at quarter-end from $7.99 at the end of 2Q02.  In 2002, the company repurchased 374,000 shares for a total of $4.9 million.  For the first six months of 2003, the company repurchased 153,000 shares for a total of $2.9 million.

About Business Bancorp

Business Bancorp, parent of Business Bank of California, completed a merger of equals with MCB Financial, parent of Metro Commerce Bank, in December 2001.  The bank now has assets of more than $600 million and operates 15 branches offering retail banking, commercial, construction, and SBA lending.  The bank operates in the Southern California cities of Corona, Hemet, Hesperia, Ontario, Phelan, Riverside, Redlands, Upland and San Bernardino, and in the Northern California cities of San Rafael, Petaluma, San Francisco, South San Francisco, and Hayward.  The branches are strongly focused on providing high quality, personalized services to small businesses, professionals and consumers.  For further information on the company, visit our website at www.businessbank.com or e-mail your request to pphelan@businessbank.com.  Include your name, phone, facsimile, e-mail and mailing address.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the company.  There can be no assurance that future developments affecting the company will be those anticipated by management.  Actual results may differ from those projected in the forward-looking statements.  These forward-looking statements involve risks and uncertainties, including the bank’s ability to efficiently operate in two geographically distant markets, its ability to gain additional benefits from its merger with MCB Financial, the impact of current events on the California economy, changes in interest rates and the effect thereof on margins, the demand for leased office space in California, loan portfolio performance and other factors detailed in the company’s SEC filings.

INCOME STATEMENT

($ in thousands, except share and per share data)

	For the Three Months Ended				For the Six Months Ended
	June 30, 2003	March 31. 2003	June 30, 2002		Jun 30 2003	Jun 30 2002

Interest income	$8,861	$8,808	$9,667	-8.3%	$17,669	$19,216	-8.1%
Interest expense	1,460	1,515	2,004	-27.1%	2,975	4,208	-29.3%
Net interest income	7,401	7,293	7,663	-3.4%	14,694	15,008	-2.1%
Provision for loan losses	100	100	200	-50.0%	200	300	-33.3%
Net interest income after provision for loan losses	7,301	7,193	7,463	-2.2%	14,494	14,708	-1.5%

Other Income:
Service feess on deposit accounts	935	901	787	18.8%	1,836	1,587	15.7%
Gain on sale of SBA loans	308	124	48	541.7%	432	48	800.0%
Gain on sale of other real estate owned	30	1	—		31	—
Gain / (loss) on sales of investments	—	—	—		—	—
Other	328	222	212	54.7%	550	515	6.8%
Total other income	1,601	1,248	1,047	52.9%	2,849	2,150	32.5%

Other Expenses:
Salaries and employee benefits	3,384	3,301	3,065	10.4%	6,685	6,424	4.1%
Occupancy	671	635	532	26.1%	1,306	1,128	15.8%
Other	2,175	1,982	2,880	-24.5%	4,157	5,297	-21.5%
Total other expenses	6,230	5,918	6,477	-3.8%	12,148	12,849	-5.5%

Income before income taxes	2,672	2,523	2,033	31.4%	5,195	4,009	29.6%
Income tax expense	1,006	945	756	33.1%	1,951	1,501	30.0%
Net income	$1,666	$1,578	$1,277	30.5%	$3,244	$2,508	29.3%

PER SHARE DATA:
Net income per share
Basic	$0.41	$0.38	$0.31	30.9%	$0.79	$0.60	31.7%
Diluted	$0.38	$0.36	$0.30	27.6%	$0.74	$0.58	27.5%
Common dividends declared per share	$0.01	$0.01	$0.01	0.0%	$0.02	$0.02	0.0%
Book value	$14.85	$14.43	$13.40	10.8%	$14.85	$13.40	10.8%
Tangible book value	$9.45	$9.14	$7.99	18.3%	$9.45	$7.99	18.3%
Weighted average common shares outstanding	4,072,295	4,139,977	4,084,823	-0.3%	4,105,786	4,161,288	-1.3%
Weighted average common and common equivalent shares outstanding	4,382,900	4,388,682	4,286,514	2.2%	4,385,613	4,354,693	0.7%
Common shares outstanding at period end	4,021,403	4,124,374	4,097,160	-1.8%	4,021,403	4,097,160	-1.8%

BALANCE SHEET

($ in thousands, except share and per share data)	Jun 30 2003	Mar 31 2003	Dec 31 2002	Sept 30 2002	Jun 30 2002	Annual Change
Assets:
Cash and due from banks	$33,083	$35,170	$32,531	$26,909	$34,931	-5.3%
Investments	194,424	172,181	181,821	159,876	157,621	23.3%
Loans:
Real estate - construction	65,602	64,003	59,854	77,624	76,234	-13.9%
Commercial real estate	267,979	256,871	253,105	245,198	226,108	18.5%
Real estate - other	19,826	16,774	25,951	25,043	40,766	-51.4%
Commercial	37,640	34,858	33,441	35,588	43,832	-14.1%
Consumer and other	5,140	5,731	6,791	10,087	11,841	-56.6%
Deferred loan fees, net	(1,393)	(1,061)	(1,042)	(1,000)	(1,064)	30.9%
Total loans	394,794	377,176	378,100	392,540	397,717	-0.7%
Allowance for loan losses	(5,566)	(5,562)	(5,442)	(5,028)	(4,851)	14.7%
Total loans, net	389,228	371,614	372,658	387,512	392,866	-0.9%
Goodwill and other intangible assets	21,741	21,826	21,911	22,083	22,152	-1.9%
Other assets	25,191	25,763	22,010	21,564	19,402	29.8%
Total assets	$663,667	$626,554	$630,931	$617,944	$626,972	5.9%
Liabilities and Stockholders’ Equity:
Liabilities:
Deposits:
Noninterest-bearing	$192,767	$183,094	$184,728	$177,205	$168,474	14.4%
NOW, MMDA and Savings	265,301	253,677	244,364	248,725	251,060	5.7%
Time certificates, $100,000 and over	60,260	60,999	64,510	58,282	61,025	-1.3%
Other time certificates	34,620	35,462	37,237	38,693	40,549	-14.6%
Total deposits	552,948	533,232	530,839	522,905	521,108	6.1%
Other borrowings	33,725	17,325	23,625	20,725	33,925	-0.6%
Trust preferred securities	13,446	13,454	13,462	13,471	13,479	-0.2%
Other liabilities	3,822	3,035	4,559	3,926	3,575	6.9%
Total liabilities	603,941	567,046	572,485	561,027	572,087	5.6%
Stockholders’ equity	59,726	59,508	58,446	56,917	54,885	8.8%
Total liabilities and stockholders’ equity	$663,667	$626,554	$630,931	$617,944	$626,972	5.9%

SUPPLEMENT DATA

	Three months ended			Six months ended
($ in thousands, except share and per share data)	June 30, 2003	March 31, 2003	June 30, 2002	June 30, 2003	June 30, 2002

PROFITABILITY RATIOS:
Return on average assets	1.03%	1.02%	0.83%	1.03%	0.81%
Return on average equity	11.22%	10.78%	9.59%	11.00%	9.36%
Net interest margin	5.21%	5.32%	5.56%	5.26%	5.47%
Efficiency ratio	69.21%	69.29%	74.36%	69.25%	74.89%
Efficiency ratio excluding interest on trust preferred securities	66.67%	66.65%	71.55%	66.66%	72.03%

AVERAGE BALANCES:
Average investments	$185,210	$175,789	$160,608	$180,525	$162,611
Average loans, net of unearned income	$385,050	$379,898	$392,040	$382,488	$391,066
Average interest earning assets	$570,258	$555,687	$552,648	$563,013	$553,677
Average assets	$646,377	$625,808	$620,791	$636,149	$620,871
Average deposits	$549,282	$527,370	$533,343	$538,387	$526,972
Average interest bearing liabilities	$395,203	$380,893	$394,502	$388,088	$398,441
Average equity	$59,550	$59,367	$53,401	$59,459	$54,053

		Jun 30 2003	Mar 31 2003	Dec 31 2002	Sept 30 2002	Jun 30 2002
CREDIT QUALITY DATA:
Non-accrual loans		$782	$222	$797	$4,194	$1,775
Loans 90 days or more past due and still accruing		119	122	249	29	54
Total nonperforming loans		901	344	1,046	4,223	1,829
Other real estate owned		940	965	995	1,005	885
Total nonperforming assets		$1,841	$1,309	$2,041	$5,228	$2,714

Nonperforming loans / total loans		0.23%	0.09%	0.28%	1.08%	0.46%
Nonperforming assets / total assets		0.28%	0.21%	0.32%	0.85%	0.43%
Allowance for loan losses / total loans		1.41%	1.47%	1.44%	1.28%	1.22%

Quarterly net loan charge-offs (recoveries)		$96	$(21)	$(14)	$123	$22

OTHER PERIOD END STATISTICS:
Stockholders’ equity / total assets	(b	9.00%	9.50%	9.26%	9.21%	8.75%
Loan to deposit ratio		71.40%	70.73%	71.23%	75.07%	76.32%
Non-interest bearing deposits / total deposits		34.86%	34.34%	34.80%	33.89%	32.33%

Note:  Transmitted on Business Wire on July 24, 2003 at 1:48 p.m. PDT.